Exhibit 99.1

FOR IMMEDIATE RELEASE

Green Plains Reports Third Quarter 2017 Financial Results

•	Net income of $34.4 million, or $0.74 per diluted share

•	Recognized research and development tax credits totaling $49.5 million, with $40.5 million reported as an income tax benefit and $9.0 million reported as a reduction of operating expenses

•	Adjusted net loss of $7.4 million, or $(0.18) per diluted share, from current operations before refinancing expenses of $12.3 million and net research and development tax credits of $49.5 million

•	Total company EBITDA of $61.6 million, excluding corporate activity, including $9.0 million of research and development tax credits reported within operations

•	Segment EBITDA of $36.0 million, excluding ethanol production and corporate activities

OMAHA, Neb., Nov. 1, 2017 (GLOBE NEWSWIRE) – Green Plains Inc. (NASDAQ:GPRE) today announced financial results for the third quarter of 2017. Net income attributable to the company was $34.4 million, or $0.74 per diluted share, for the third quarter of 2017 compared with net income of $7.9 million, or $0.20 per diluted share, for the same period in 2016. Included in the company’s third quarter results were expenses related to refinancing and expanding the company’s term loan of $12.3 million (cash portion of $2.9 million), and net research and development tax credits (“R&D tax credits”) related to qualifying activities totaling $49.5 million. Net loss attributable to the company, excluding these items, net of taxes, was $7.4 million, or $(0.18) per diluted share. Revenues were $901.2 million for the third quarter of 2017 compared with $841.9 million for the same period last year.

“We will continue to flex our production based on market conditions at each individual plant and closely monitor for needed adjustments during the remainder of the fourth quarter and into 2018,” commented Todd Becker, president and chief executive officer. “Our food and ingredients, and partnership segments had another strong quarter, led by continued growth in both segments. Our plan remains the same—we will focus on diversification of the platform, while determining optimal ethanol plant operating levels based on market dynamics.”

During the third quarter, Green Plains produced 313.6 million gallons of ethanol compared with 292.2 million gallons for the same period in 2016. The consolidated ethanol crush margin was $47.3 million, or $0.15 per gallon, for the third quarter of 2017, including $9.0 million of R&D tax credits, compared with $51.6 million, or $0.17 per gallon, for the same period in 2016. The consolidated ethanol crush margin is the ethanol production segment’s operating income before depreciation and amortization, which includes corn oil production, plus intercompany storage, transportation and other fees, net of related expenses.

The company completed an in-depth tax study, covering the periods beginning 2013 through the third quarter of 2017, and concluded it was entitled to certain R&D tax credits. The company recognized these credits during the third quarter of 2017. The company expects the credits to be realized against income tax payments at the state and federal level upon review by the IRS, which the company anticipates will take a year or more.

“We achieved a major milestone this quarter with the new $500 million term loan financing, which gives the company the most simplified term debt structure since inception,” Becker added. “In addition, since the 2015 permanent change in the research and development tax credit, we conducted a review of trials and plant improvement projects in our continuous improvement programs for all open tax years with the assistance of our third-party tax advisor, resulting in the credits taken this quarter. These credits are accretive to our shareholders as an adjustment to this year’s bottom line.”

“Our overall segment EBITDA was approximately $61.6 million for the third quarter of 2017 before corporate costs and was the best quarter this year,” Becker continued. “We experienced an improvement in the consolidated crush margin during the third quarter compared with the second quarter of 2017 and we further executed a significant fourth quarter hedging program against our total production capability.”

Revenues attributable to the company were $2.7 billion for the nine-month period ended Sept. 30, 2017, compared with $2.5 billion for the same period in 2016. Net income for the nine-month period ended Sept. 30, 2017, was $14.4 million, or $0.48 per diluted share, compared with net loss of $8.0 million, or $(0.21) per diluted share, for the same period in 2016. Excluding the impact of the debt refinancing costs and R&D tax credits, results for the nine-month period ended Sept. 30, 2017, were a net loss of $27.4 million, or $(0.68) per diluted share.

“We remain on track towards our approximately $150 million goal of segment EBITDA for the full year, excluding ethanol production and corporate activities, and continue to look for opportunities to grow each of these businesses,” said Becker. “We started to execute on our share repurchase program and ended the quarter with a much stronger cash and liquidity position overall. We also expect our new export terminal in Beaumont, Texas to start operations in November. Export demand remains strong for the products we produce, domestic demand is steady and we expect expanded blends to start gaining traction as more retailers start selling E15, which is now at more than 1,000 stations across 29 states.”

Recent Developments

•	In November 2017, the company anticipates Phase I of the intermodal export and import fuels terminal at Jefferson Gulf Coast Energy Partner’s existing Beaumont, Texas terminal to be completed.

•	During the third quarter, the company repurchased 335,849 shares of common stock for $5.7 million.

•	On Sept. 11, 2017, John Neppl joined the company as chief financial officer of Green Plains and Green Plains Partners, replacing Jerry Peters, who retired. Mr. Peters continues as a member of the board of directors of Green Plains Holdings LLC, the general partner of Green Plains Partners. Mr. Neppl most recently served as chief financial officer of The Gavilon Group, LLC and brings extensive experience in commodity processing and trading businesses.

•	On Aug. 29, 2017, Green Plains entered into a $500 million term loan agreement, which matures on August 29, 2023, to refinance $405 million of existing debt. The term loan is secured by substantially all of the company’s assets, including 17 ethanol production facilities, vinegar production facilities and a second priority lien on the assets secured under the revolving credit facilities at Green Plains Trade, Green Plains Cattle and Green Plains Grain.

•	On July 28, 2017, Green Plains’ wholly owned subsidiary, Green Plains Trade, amended its senior secured revolving credit agreement, increasing the maximum commitment from $150 million to $300 million and extending the maturity date from Nov. 26, 2019, to July 28, 2022. The amendment reduces the interest rate spreads, increases inventory advance rates and expands eligible inventory locations and commodities.

Results of Operations

Consolidated revenues increased $59.4 million for the three months ended Sept. 30, 2017, compared with the same period in 2016. Revenues were impacted by increased ethanol volumes sold, plus the additions of Fleischmann’s Vinegar during the fourth quarter of 2016 and the cattle feedlots during the first and second quarters of 2017.

Operating income decreased $10.1 million for the three months ended Sept. 30, 2017, compared with the same period last year primarily due to decreased margins on ethanol production, partially offset by the Fleischmann’s Vinegar and the cattle feedlot acquisitions. Excluding the impact of $9.0 million of R&D tax credits recorded as a reduction of operating expense, operating income decreased by $19.1 million. Interest expense increased $20.1 million for the three months ended Sept. 30, 2017, compared with the same period in 2016, primarily due to $12.3 million in expense associated with the termination of previous credit facilities, higher average debt outstanding and increased borrowing costs driven by growth in the cattle business and acquisition of Fleischmann’s Vinegar. Income tax benefit was $48.8 million, including net R&D tax credits of $40.5 million for the three months ended Sept. 30, 2017, compared with income tax expense of $5.1 million for the same period in 2016.

Earnings before interest, income taxes, depreciation and amortization (EBITDA) for the third quarter of 2017 was $50.4 million (or $41.4 million excluding the impact of $9.0 million of R&D tax credits recognized within operating expense) compared with $49.1 million for the same period last year.

Segment Information

During the fourth quarter of 2016, management restructured its operating segments. The four segments are: (1) ethanol production, which includes ethanol, distillers grains and corn oil production, (2) agribusiness and energy services, which includes grain handling and storage, commodity marketing and merchant trading, (3) food and ingredients, which includes the vinegar, cattle feedlot and food-grade corn oil operations and (4) partnership, which includes fuel storage and transportation services. Intercompany fees charged to the ethanol production segment for storage and logistics services, grain procurement and product sales are included in the partnership, and agribusiness and energy services segments and eliminated upon consolidation. Third party costs of grain consumed and revenues from product sales are reported directly in the ethanol production segment. Prior periods have been reclassified to conform to the revised segment presentation.

GREEN PLAINS INC.

SEGMENT OPERATIONS

(unaudited, in thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	% Var.	2017	2016	% Var.
Revenues:
Ethanol production	$623,759	$586,988	6.3%	$1,863,980	$1,710,484	9.0%
Agribusiness and energy services	179,010	177,079	1.1	517,349	556,379	(7.0)
Food and ingredients	114,788	84,692	35.5	329,545	230,924	42.7
Partnership	26,449	26,205	0.9	78,743	75,487	4.3
Intersegment eliminations	(42,771)	(33,112)	29.2	(114,435)	(94,491)	21.1

	$901,235	$841,852	7.1%	$2,675,182	$2,478,783	7.9%

Gross margin:
Ethanol production	$32,855	$37,283	(11.9)%	$61,292	$60,843	0.7%
Agribusiness and energy services	10,275	13,437	(23.5)	30,110	38,246	(21.3)
Food and ingredients	15,934	5,901	170.0	47,647	11,838	302.5
Partnership	26,449	26,206	0.9	78,743	75,487	4.3
Intersegment eliminations	(65)	142	*	(312)	(725)	(56.8)

	$85,446	$82,969	3.0%	$217,478	$185,689	17.1%

Depreciation and amortization:
Ethanol production	$20,959	$15,725	33.3%	$61,443	$46,655	31.7%
Agribusiness and energy services	1,457	628	132.0	2,776	1,882	47.5
Food and ingredients	3,139	257	*	9,259	802	*
Partnership	1,280	1,515	(15.5)	3,781	4,220	(10.4)
Corporate activities	999	1,161	(14.0)	2,846	2,573	10.6

	$27,834	$19,286	44.3%	$80,105	$56,132	42.7%

Operating income (loss):
Ethanol production	$3,107	$14,334	(78.3)%	$(25,950)	$(7,673)	(238.2)%
Agribusiness and energy services	3,686	7,241	(49.1)	13,138	20,744	(36.7)
Food and ingredients	10,132	5,199	94.9	30,472	9,594	217.6
Partnership	16,290	15,084	8.0	47,707	42,958	11.1
Intersegment eliminations	8	181	(95.6)	(147)	(612)	(76.0)
Corporate activities	(12,507)	(11,184)	11.8	(30,898)	(29,393)	5.1

	$20,716	$30,855	(32.9)%	$34,322	$35,618	(3.6)%

EBITDA:
Ethanol production	$25,570	$30,155	(15.2)%	$38,521	$39,164	(1.6)%
Agribusiness and energy services	5,150	6,310	(18.4)	15,910	21,246	(25.1)
Food and ingredients	13,272	5,465	142.9	39,741	10,430	281.0
Partnership	17,589	16,620	5.8	51,549	47,241	9.1
Intersegment eliminations	8	(39)	120.5	(147)	(1,174)	(87.5)
Corporate activities	(11,212)	(9,439)	18.8	(27,275)	(25,944)	5.1

	$50,377	$49,072	2.7%	$118,299	$90,963	30.1%

*	Percentage variance not considered meaningful.

GREEN PLAINS INC.

SELECTED OPERATING DATA

(unaudited, in thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	% Var.	2017	2016	% Var.
Ethanol production
Ethanol (gallons)	313,642	292,238	7.3%	915,607	813,464	12.6%
Distillers grains (equivalent dried tons)	817	790	3.4	2,421	2,170	11.6
Corn oil (pounds)	75,440	72,176	4.5	216,482	196,530	10.2
Corn consumed (bushels)	109,544	102,113	7.3	318,709	284,282	12.1

Agribusiness and energy services
Domestic ethanol sold (gallons)	345,038	301,077	14.6	982,946	902,930	8.9
Export ethanol sold (gallons)	34,773	34,903	(0.4)	137,412	114,875	19.6

	379,811	335,980	13.0	1,120,358	1,017,805	10.1
Food and ingredients
Company cattle on feed (daily average head)	148	68	117.6	100	65	53.8
Customer cattle on feed (daily average head)	70	1	*	59	1	*

Partnership
Storage and throughput (gallons)	308,316	292,667	5.3	913,894	819,056	11.6

*	Percentage variance not considered meaningful.

GREEN PLAINS INC.

CONSOLIDATED CRUSH MARGIN

(unaudited, in thousands except per gallon amounts)

	Three Months Ended September 30,		Three Months Ended September 30,
	2017	2016	2017	2016
	($ in thousands)		($ per gallon produced)
Ethanol production operating income	$3,107	$14,334	$0.01	$0.05
Depreciation and amortization	20,959	15,725	0.07	0.05

Total ethanol production	24,066	30,059	0.08	0.10
Intercompany fees, net:
Storage and logistics (partnership)	16,205	15,675	0.05	0.05
Marketing and agribusiness fees (agribusiness and energy services)	7,047	5,893	0.02	0.02

Consolidated crush margin	$47,318	$51,627	$0.15	$0.17

Liquidity and Capital Resources

On Sept. 30, 2017, Green Plains had $292.4 million in total cash and cash equivalents, and $297.0 million available under revolving credit agreements, some of which are subject to restrictions and other lending conditions. Total debt outstanding was $1,294.2 million, including $457.8 million outstanding under working capital revolvers and other short-term borrowing arrangements for the agribusiness and energy services, and the food and ingredients segments at Sept. 30, 2017.

Conference Call Information

On Nov. 2, 2017, Green Plains Inc. and Green Plains Partners LP will host a joint conference call at 11 a.m. Eastern time (10 a.m. Central time) to discuss third quarter 2017 financial and operating results for each company. Domestic and international participants can access the conference call by dialing 888.349.9582 and 719.785.1768, respectively. The company advises participants to call at least 10 minutes prior to the start time. Alternatively, the conference call, transcript and presentation will be accessible on Green Plains’ website at http://investor.gpreinc.com/events.cfm.

Non-GAAP Financial Measures

Management uses earnings before interest, income taxes, depreciation and amortization, or EBITDA, segment EBITDA and consolidated ethanol crush margin to measure the company’s financial performance and to internally manage its businesses. Management believes these measures provide useful information to investors for comparison with peer and other companies. These measures should not be considered alternatives to net income or segment operating income, which are determined in accordance with generally accepted accounting principles (GAAP). These non-GAAP calculations may vary from company to company. Accordingly, the company’s computation of EBITDA, segment EBITDA and consolidated ethanol crush margins may not be comparable with similarly titled measures of another company.

To supplement our condensed consolidated statements of operations presented in accordance with GAAP, the company has provided non-GAAP adjusted financial measures of operating results that excludes certain items. Basic and diluted earnings per share attributable to Green Plains are presented in the Reconciliation to Non-GAAP Adjusted Financial Measures as reported on a GAAP and non-GAAP basis related to the impact of the expenses for refinancing and expanding the company’s term loan and net R&D tax credits related to qualifying activities. Management believes including these additional measures may enhance the investor’s overall understanding of the company’s ongoing operations. These measures should not be considered alternatives to net income or segment operating income, which are determined in accordance with GAAP.

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations related to ethanol production, grain handling and storage, cattle feedlots, food ingredients, and commodity marketing and logistics services. The company is the second largest consolidated owner of ethanol production facilities in the world with 17 dry mill plants, producing nearly 1.5 billion gallons of ethanol at full capacity. Green Plains owns a 62.5% limited partner interest and a 2.0% general partner interest in Green Plains Partners. For more information about Green Plains, visit www.gpreinc.com.

About Green Plains Partners LP

Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied include: competition in the industries in which Green Plains operates; commodity market risks, financial market risks; counterparty risks; risks associated with changes to federal policy or regulation; risks related to closing and achieving anticipated results from acquisitions; risks associated with the joint venture to commercialize algae production and growth potential of the algal biomass industry; risks associated with the recent acquisitions of three ethanol plants, Fleischmann’s Vinegar and three cattle feedlots; and other risks discussed in Green Plains’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains assumes no obligation to update any such forward-looking statements, except as required by law.

Consolidated Financial Results

GREEN PLAINS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2017	December 31, 2016
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$261,588	$304,211
Restricted cash	30,773	51,979
Accounts receivable, net	114,978	147,495
Inventories	612,447	422,181
Other current assets	80,603	74,710

Total current assets	1,100,389	1,000,576
Property and equipment, net	1,188,270	1,178,706
Other assets	339,878	327,210

Total assets	$2,628,537	$2,506,492

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$174,788	$192,275
Accrued and other liabilities	48,500	67,473
Derivative financial instruments	12,004	8,916
Short-term notes payable and other borrowings	457,764	291,223
Current maturities of long-term debt	6,486	35,059

Total current liabilities	699,542	594,946
Long-term debt	829,923	782,610
Other liabilities	84,679	149,745

Total liabilities	1,614,144	1,527,301
Stockholders’ equity
Total Green Plains stockholders’ equity	897,911	862,507
Noncontrolling interests	116,482	116,684

Total liabilities and stockholders’ equity	$2,628,537	$2,506,492

GREEN PLAINS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	% Var.	2017	2016	% Var.
Revenues
Product	$899,534	$839,786	7.1%	$2,670,458	$2,472,741	8.0%
Service	1,701	2,066	(17.7)	4,724	6,042	(21.8)

Total revenues	901,235	841,852	7.1	2,675,182	2,478,783	7.9

Costs and expenses
Cost of goods sold	815,787	758,883	7.5	2,457,702	2,293,094	7.2
Operations and maintenance	8,309	8,564	(3.0)	25,107	25,713	(2.4)
Selling, general and administrative	28,589	24,264	17.8	77,946	68,226	14.2
Depreciation and amortization	27,834	19,286	44.3	80,105	56,132	42.7

Total costs and expenses	880,519	810,997	8.6	2,640,860	2,443,165	8.1

Operating income	20,716	30,855	(32.9)	34,322	35,618	(3.6)

Other income (expense)
Interest income	383	484	(20.9)	1,061	1,263	(16.0)
Interest expense	(31,889)	(11,819)	169.8	(69,815)	(33,117)	110.8
Other, net	1,444	(1,553)	*	2,811	(2,050)	*

Total other expense	(30,062)	(12,888)	133.3	(65,943)	(33,904)	94.5

Income (loss) before income taxes	(9,346)	17,967	*	(31,621)	1,714	*
Income tax expense (benefit)	(48,775)	5,083	*	(60,905)	(4,339)	*

Net income	39,429	12,884	206.0	29,284	6,053	383.8
Net income attributable to noncontrolling interests	5,035	4,956	1.6	14,853	14,072	5.6

Net income (loss) attributable to Green Plains	$34,394	$7,928	333.8%	$14,431	$(8,019)	280.0%

Earnings per share:
Net income (loss) attributable to Green Plains – basic	$0.83	$0.21		$0.36	$(0.21)

Net income (loss) attributable to Green Plains – diluted	$0.74	$0.20		$0.48	$(0.21)

Weighted average shares outstanding:
Basic	41,348	38,282		40,008	38,301

Diluted	50,647	39,136		50,693	38,301

*	Percentage variance not considered meaningful.

GREEN PLAINS INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited, in thousands)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net income	$29,284	$6,053
Noncash operating adjustments:
Depreciation and amortization	80,105	56,132
Deferred income taxes	(88,565)	(16,413)
Other	58,752	16,755
Net change in working capital	(201,792)	660

Net cash provided (used) by operating activities	(122,216)	63,187

Cash flows from investing activities:
Purchases of property and equipment	(36,475)	(35,658)
Acquisition of a business, net of cash acquired	(61,727)	(252,488)
Investments in unconsolidated subsidiaries	(12,033)	(1,388)

Net cash used by investing activities	(110,235)	(289,534)

Cash flows from financing activities:
Net proceeds – long-term debt	64,050	296,422
Net proceeds – short-term borrowings	166,283	1,843
Other	(40,505)	(49,426)

Net cash provided by financing activities	189,828	248,839

Net change in cash and cash equivalents	(42,623)	22,492
Cash and cash equivalents, beginning of period	304,211	384,867

Cash and cash equivalents, end of period	$261,588	$407,359

GREEN PLAINS INC.

RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income	$39,429	$12,884	$29,284	$6,053
Interest expense	31,889	11,819	69,815	33,117
Income tax expense (benefit)	(48,775)	5,083	(60,905)	(4,339)
Depreciation and amortization	27,834	19,286	80,105	56,132

EBITDA	$50,377	$49,072	$118,299	$90,963

GREEN PLAINS INC.

RECONCILIATIONS TO NON-GAAP ADJUSTED FINANCIAL MEASURES

(unaudited, in thousands except per share amounts)

	Three Months Ended September 30, 2017			Three Months Ended September 30, 2016, GAAP Basis as Reported
	GAAP Basis as Reported	Non-GAAP Adjustment Tax Credit & Interest Exp.	Non-GAAP Basis as Adjusted
Basic EPS:
Net income (loss) attributable to Green Plains	$34,394	$(41,816)	$(7,422)	$7,928

Weighted average shares outstanding—basic	41,348	—	41,348	38,282

Earnings (loss) per share attributable to Green Plains—basic	$0.83	$(1.01)	$(0.18)	$0.21

Diluted EPS:
Net income (loss) attributable to Green Plains	$34,394	$(41,816)	$(7,422)	$7,928
Interest and amortization on convertible debt, net of tax
3.25% convertible notes	840	(840)	—	—
4.125% convertible notes	2,050	(2,050)	—	—

Net income (loss) attributable to Green Plains—diluted	$37,284	$(44,706)	$(7,422)	$7,928

Weighted average shares outstanding—basic	41,348	—	41,348	38,282
Effect of dilutive 3.25% convertible notes	3,178	(3,178)	—	760
Effect of dilutive 4.125% convertible notes	6,071	(6,071)	—	—
Effect of dilutive stock-based compensation awards	50	(50)	—	94

Weighted average shares outstanding—diluted	50,647	(9,299)	41,348	39,136

Earnings (loss) per share attributable to Green Plains—diluted	$0.74	$(0.92)	$(0.18)	$0.20

	Nine Months Ended September 30, 2017			Nine Months Ended September 30, 2016 GAAP Basis as Reported
	GAAP Basis as Reported	Non-GAAP Adjustment Tax Credit & Interest Exp.	Non-GAAP Basis as Adjusted
Basic EPS:
Net income (loss) attributable to Green Plains	$14,431	$(41,816)	$(27,385)	$(8,019)

Weighted average shares outstanding—basic	40,008	—	40,008	38,301

Earnings (loss) per share attributable to Green Plains—basic	$0.36	$(1.04)	$(0.68)	$(0.21)

Diluted EPS:
Net income (loss) attributable to Green Plains	$14,431	$(41,816)	$(27,385)	$(8,019)
Interest and amortization on convertible debt, net of tax
3.25% convertible notes	3,582	(3,582)	—	—
4.125% convertible notes	6,089	(6,089)	—	—

Net income (loss) attributable to Green Plains—diluted	$24,102	$(51,487)	$(27,385)	$(8,019)

Weighted average shares outstanding—basic	40,008	—	40,008	38,301
Effect of dilutive 3.25% convertible notes	4,551	(4,551)	—	—
Effect of dilutive 4.125% convertible notes	6,071	(6,071)	—	—
Effect of dilutive stock-based compensation awards	63	(63)	—	—

Weighted average shares outstanding—diluted	50,693	(10,685)	40,008	38,301

Earnings (loss) per share attributable to Green Plains—diluted	$0.48	$(1.16)	$(0.68)	$(0.21)

Contact: Jim Stark | Vice President, Investor & Media Relations | 402.884.8700 | jim.stark@gpreinc.com

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